EXHIBIT 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form

S-8) pertaining to the Arthur J. Gallagher & Co. 1988 Nonqualified and 1989 Non-Employee Directors’ Stock Option Plans, and in the related Prospectuses, of our review reports dated May 15, July 22, and October 21, 2003 relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, September 30, 2003, respectively.

/S/ ERNST & YOUNG LLP

Ernst & Young LLP

Chicago, Illinois

November 7, 2003